Term sheet No. 1707AF
To underlying supplement No. 1 dated October 1, 2012,
product supplement AF dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated February 15, 2013; Rule 433

Deutsche Bank AG, London Branch
$    Capped Buffered Underlying Securities (BUyS) Linked to the MSCI EAFE® Index due August 20*, 2014
General
•
Capped Buffered Underlying Securities (BUyS) Linked to the MSCI EAFE® Index due August 20*, 2014 (the “BUyS”) are designed for investors who seek a return at maturity of 150.00% of the appreciation, if any, of the MSCI EAFE® Index (the “Index”), up to a Maximum Return of 15.825%. If the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount, investors will receive the Face Amount of BUyS at maturity. However, if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 20.00%, investors will lose 1.25% of the Face Amount per BUyS for every 1.00% the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. The BUyS do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount.  Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about August 20*, 2014.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The BUyS are expected to price on or about February 15*, 2013 (the “Trade Date”) and are expected to settle on or about February 21*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index:	MSCI EAFE® Index (Ticker: MXEA)
Issue Price:	100% of the Face Amount
Payment at Maturity:	• If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 x the lesser of (i) the Index Return x Upside Leverage Factor and (ii) the Maximum Return]

•      If the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount of 20.00%, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of BUyS.

•      If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 20.00%, you will lose 1.25% of the Face Amount of your BUyS for every 1.00% that the Final Level is less than the Initial Level by an amount greater than 20.00%, and you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 × (Index Return + Buffer Amount) x Downside Participation Factor]

You will lose some or all of your initial investment if the Index Return is negative and the Final Level is less than the Initial Level by an amount greater than 20.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Index Return:	The Index Return, expressed as a percentage, will equal: Final Level – Initial Level Initial Level The Index Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

February 15, 2013

(Key terms continued from previous page)

Initial Level:	1,674.57
Final Level:	The Index closing level on the Final Valuation Date
Buffer Amount:	20.00%
Upside Leverage Factor:	150.00% upside participation
Downside Participation Factor:	125.00% downside participation
Maximum Return:	15.825%
Trade Date:	February 15*, 2013
Settlement Date:	February 21*, 2013
Final Valuation Date†:	August 15*, 2014
Maturity Date†:	August 20*, 2014
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	25152RBS1
ISIN:	US25152RBS13
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
† Subject to adjustment as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE BUYS

•
You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement AF dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AF dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005082/crt_dp33006-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

 http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

 http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity, Assuming a Range of Performances for the Index?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performances for the Index from -100.00% to +100.00%. The table below reflects the Upside Leverage Factor of 150.00%, the Buffer Amount of 20.00%, the Maximum Return of 15.825% and the Downside Participation Factor of 125.00% and assumes an Initial Level of 1,700.00 (the actual Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on BUyS (%)
3,400.00	100.00%	$1,158.25	15.825%
2,975.00	75.00%	$1,158.25	15.825%
2,550.00	50.00%	$1,158.25	15.825%
2,125.00	25.00%	$1,158.25	15.825%
1,879.35	10.55%	$1,158.25	15.825%
1,870.00	10.00%	$1,150.00	15.00%
1,734.00	2.00%	$1,030.00	3.00%
1,717.00	1.00%	$1,015.00	1.50%
1,700.00	0.00%	$1,000.00	0.00%
1,530.00	-10.00%	$1,000.00	0.00%
1,445.00	-15.00%	$1,000.00	0.00%
1,360.00	-20.00%	$1,000.00	0.00%
1,190.00	-30.00%	$875.00	-12.50%
850.00	-50.00%	$625.00	-37.50%
425.00	-75.00%	$312.50	-68.75%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 10.00% from the Initial Level of 1,700.00 to the Final Level of 1,870.00. Because the Final Level is greater than the Initial Level and the Index Return of 10.00% multiplied by the Upside Leverage Factor of 150.00% does not exceed the hypothetical Maximum Return of 15.825%, the investor receives a Payment at Maturity of $1,150.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 150.00%) = $1,150.00

Example 2: The level of the Index increases 50.00% from the Initial Level of 1,700.00 to the Final Level of 2,550.00. Because the Final Level is greater than the Initial Level and the Index Return of 50.00% multiplied by the Upside Leverage Factor of 150.00% exceeds the hypothetical Maximum Return of 15.825%, the investor receives a Payment at Maturity of $1,158.25 per $1,000.00 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 15.825%) = $1,158.25

Example 3: The level of the Index declines 10.00% from the Initial Level of 1,700.00 to the Final Level of 1,530.00. Although the Final Level is less than the Initial Level, because the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount of 20.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000.00 Face Amount of BUyS.

Example 4: The level of the Index declines 50.00% from the Initial Level of 1,700.00 to the Final Level of 850.00.  Because the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 20.00%, the investor receives a Payment at Maturity of $625.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-50.00% + 20.00%) x 125.00%] = $625.00

Selected Purchase Considerations

•
THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — The BUyS provide leveraged upside exposure to any appreciation of the Index up to the Maximum Return of 15.825%. Consequently, the maximum Payment at Maturity will be $1,158.25 for each $1,000 Face Amount of BUyS you hold. Because the BUyS are our senior unsecured obligations, any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a percentage decline in the Final Level, as compared to the Initial Level, of up to the Buffer Amount, subject to our ability to pay our obligations as they become due. If such percentage decline is greater than the Buffer Amount of 20.00%, for every 1.00% decline beyond the Buffer Amount, you will lose 1.25% of the Face Amount of your BUyS, and you may lose up to your entire initial investment as a result.

•	RETURN LINKED TO THE PERFORMANCE OF THE MSCI EAFE® INDEX — The return on the BUyS, which may be positive, zero or negative, is linked to the performance of the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published daily by MSCI, through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 22 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is just a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your BUyS (including at maturity) and (ii) your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Index or in any of the components underlying the Index. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE BUYS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount, you will lose 1.25% of the Face Amount of your BUyS for every 1.00% the Final Level is less than the Initial Level by an amount greater than the Buffer Amount. Accordingly, you could lose some or all of your initial investment. Any Payment at Maturity is subject to our ability to meet our obligations as they become due.

•
THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — If the Final Level is greater than or equal to the Initial Level, for each $1,000 Face Amount of BUyS, you will receive at maturity $1,000 plus an amount equal to the lesser of (i) the Index Return times the Upside Leverage Factor and (ii) the Maximum Return of 15.825%. Consequently, the maximum Payment at Maturity will be $1,158.25 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Index, which may be significant.

•
NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

•
CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the BUyS. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the BUyS and you could lose your entire initial investment.

•
BECAUSE THE INDEX CONSISTS OF SECURITIES DENOMINATED IN FOREIGN CURRENCIES THAT ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE LEVEL OF THE INDEX, THE BUYS WILL BE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Index consists of securities denominated in foreign currencies that are converted into U.S. dollars for purposes of calculating the level of the Index, holders of the BUyS will be exposed to currency exchange rate risk with respect to each of the currencies represented in the Index. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• political, civil or military unrest;

• the balance of payments between countries; and

• the extent of governmental surpluses or deficits in the countries represented in the Index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Index, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Index strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Index. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the level of the Index will be adversely affected and the value of the BUyS may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Index could affect the value of the securities.

•
THE BUYS ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the Index includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the BUyS are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•
PAST PERFORMANCE OF THE INDEX OR COMPONENT STOCKS OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index or component stocks of the Index over the term of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index or component stocks of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index or component stocks of the Index.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUYS PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your BUyS, the Issue Price of the BUyS includes the estimated cost of hedging our obligations under the BUyS directly or through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase the BUyS from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your BUyS to maturity.

•
THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. There may be little or no secondary market for the BUyS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the BUyS but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the BUyS.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the level of the Index on any day will affect the value of the BUyS more than any other single factor, the value of the BUyS will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time remaining to maturity of the BUyS;

•	the market price and the dividend rate on the component stocks underlying the Index;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or markets generally;

•	the composition of the Index and any changes to the component stocks underlying the Index;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the BUyS.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the BUyS and the Index to which the BUyS are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. The calculation agent will determine, among other things, the amount that Deutsche Bank AG will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS. The determination of a market disruption event by the calculation agent could adversely affect the amount payable at maturity.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Index as described herein;

•	You are willing to invest in the BUyS based on the Upside Leverage Factor, the Downside Participation Factor, the Maximum Return and the Buffer Amount;

•	You are willing to lose up to 100% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk;

•	You do not seek current income from this investment; and

•	You do not seek an investment for which there will be an active secondary market.

The BUyS may not be suitable for you if:

•	You do not seek an investment with a return linked to the performance of the Index as described herein;

•	You seek an investment with an uncapped upside return;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from February 14, 2008 through February 14, 2013.  The closing level of the MSCI EAFE® Index on February 14, 2013 was 1,679.74.  We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the BUyS. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.